                            SCHEDULE 14A INFORMATION
                Joint Proxy Statement, Pursuant to Section 14(a)
           and Information Statement Pursuant to Section 14(c) of the
                Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Preliminary Information Statement
/X/ Definitive Proxy Statement
/X/ Definitive Information Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                 MEDQUIST INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / $500 per each party to the controvesy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                                                                      (A)
       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                  MEDQUIST INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 30, 2001



TO OUR SHAREHOLDERS:

         The Annual Meeting of Shareholders of MedQuist Inc. will be held on Wednesday, May 30, 2001 at 11:00 a.m., E.D.T., at The Mansion at Main Street, Plaza 1000, Voorhees, New Jersey 08043 for the following purposes:

         1. To elect directors.

         2. To increase the number of shares of Common Stock for issuance under the Company's 1992 Stock Option Plan by 1,000,000.

         3. To consider and act upon such other matters as may properly come before the meeting and any adjournments thereof.

         The Board of Directors has fixed April 19, 2001 as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

         You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, you are urged to sign, date and promptly return the enclosed proxy. A self-addressed, stamped envelope is enclosed for your convenience. No postage is required if mailed in the United States.

                                         By Order of the Board of Directors,



                                         John M. Suender, Senior Vice President,
                                         General Counsel and Secretary



April 30, 2001

                                  MedQuist Inc.
                        Five Greentree Centre, Suite 311
                            Marlton, New Jersey 08053

                                  -------------

                                 PROXY STATEMENT
                            AND INFORMATION STATEMENT

                                  -------------

         We are furnishing this Combined Proxy Statement and Information Statement to our shareholders for two purposes. First is to comply with the requirements of Section 14(c) of the Securities Exchange Act to provide an information statement to all shareholders in the event that shareholder action is taken by written consent of a majority of shareholders. Second is to solicit proxies for use at our upcoming 2001 Shareholders Meeting.

         NOTICE OF ACTION BY SHAREHOLDERS WITHOUT A MEETING PURSUANT TO
        SECTION 14A:5-6(2)(B) OF THE NEW JERSEY BUSINESS CORPORATION ACT

         On February 16, 2001, our Board of Directors (the "Board") approved an amendment to our certificate of incorporation eliminating the classification of our directors in respect of the time for which they shall severally hold office (the "Amendment"). The amendment required approval of a majority of our shareholders eligible to vote on the matter. On April 12, 2001, Koninklijke Philips Electronics N.V. ("Royal Philips"), which holds such a majority, approved the amendment by signing a written consent in accordance with the provisions of Section 14A:5-6(2) of the New Jersey Business Corporation Law. As no additional approval is needed, your approval is not being solicited in connection with the Amendment but we are required to give you notice of this action without a meeting pursuant to Section 14A:5-6(2)(b) of the New Jersey Business Corporation Act. In addition, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are furnishing you with an Information Statement relating to the Amendment.

                               GENERAL INFORMATION

         This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14(c) of the Exchange Act, to our shareholders in connection with the Amendment. Under our classified board of directors, each director was elected for a three-year term, the Board was divided into three separate classes, and a director could be removed by a vote of the shareholders only for cause. The Amendment removes the classification of directors, effective as of the 2001 Annual Meeting. As a result, each director must be elected at the 2001 Annual Meeting and each annual meeting thereafter to hold office until the next succeeding annual meeting. Your consent is not required and is not being solicited in connection with the approval of the Amendment.

         This Information Statement is being furnished pursuant to Section 14(c) of the Exchange Act and Rule 14c-101 and Schedule 14C thereunder, and, in accordance therewith, the Amendment will become effective on the 20th calendar day following the mailing of this notice. Shareholders have no right under the New Jersey Business Corporation Law, the Company's Certificate of Incorporation or By-Laws to dissent from any of the provisions adopted in the Amendment.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY WITH RESPECT TO THE AMENDMENT.

         We are, however, soliciting your proxy with respect to the matters to be considered at our upcoming 2001 Annual Meeting. The enclosed proxy is solicited by and on behalf of us, MedQuist Inc., a New Jersey corporation (the "Company" or "MedQuist"), for use at the Annual Meeting of Shareholders to be held on Wednesday, May 30, 2001 at 11:00 A.M., E.D.T., at The Mansion at Main Street, Plaza 1000, Voorhees, New Jersey 08043, and at any postponement or adjournment thereof. Sending a signed proxy will not affect the shareholder's right to attend the Annual Meeting and vote in person since the proxy is revocable. The grant of a later proxy revokes this proxy. The presence at the meeting of a shareholder who has given a proxy does not revoke the proxy unless the shareholder files written notice of the revocation with the secretary of the meeting prior to the voting of proxy or votes the shares subject to the proxy by written ballot.

         We will bear the expense of the proxy solicitation. In addition to solicitation by mail, proxies may be solicited in person or by telephone, or telecopy by our directors, officers or employees without additional compensation. We are required to pay the reasonable expenses incurred by record holders of our common stock, no par value per share ("Common Stock") who are brokers, dealers, banks or voting trustees, or other nominees, for mailing proxy material and annual shareholder reports to any beneficial owners of Common Stock they hold of record, upon request of such record holders.

         A form of proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted as indicated in accordance with the instructions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of Common Stock in favor of the proposals specified in the notice attached hereto.

         The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters which the Company does not know about a reasonable time before the proxy solicitation, and are properly presented at the meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; and (iv) matters incident to the conduct of the meeting. In connection with such matters, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

         We had 36,804,820 shares of Common Stock outstanding at the close of business on April 19, 2001, the record date. The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes at the meeting shall constitute a quorum at such meeting. Each share of Common Stock outstanding is entitled to one vote on each matter which may be brought before the Annual Meeting. The approval of the proposals specified in the notice of Annual Meeting of Shareholders attached hereto, require a majority of the votes cast by our shareholders with respect to each proposal. Broker nonvotes or abstentions are not counted as votes cast. Shareholders do not have appraisal or dissenter rights with respect to the election of Directors, or with respect to the approval of the proposals specified in the notice of Annual Meeting of Shareholders attached hereto.

         The approximate date on which this Proxy Statement and Information Statement and the accompanying form of proxy will first be sent or given to shareholders is April 30, 2001.

Executive Officers and Directors

         The executive officers and directors of the Company are as follows:

Name                                Age              Position
----                                ---              --------
David A. Cohen(3)                   60               Chief Executive Officer and Chairman of the Board

Ethan Cohen                         37               Senior Vice President and Chief Technology
                                                     Officer

John A. Donohoe, Jr.                46               President and Chief Operating Officer and Director

Brian J. Kearns                     34               Senior Vice President, Treasurer and
                                                     Chief Financial Officer

Ronald F. Scarpone                  56               Senior Vice President, New Business Development

John M. Suender                     40               Senior Vice President, General Counsel and
                                                     Secretary

Hans M. Barella                     58               Director

Belinda W. Chew                     43               Director

William E. Curran(1)(2)             52               Director

Jan H.M. Hommen                     57               Director

Gerard J. Kleisterlee(3)            54               Director

A. Fred Ruttenberg(1)(2)(3)         58               Director

Richard H. Stowe(1)(2)(3)           57               Director

John H. Underwood(1)(2)             42               Director

Erik J. Westerink                   39               Director

-----------
(1)      Member of Audit Committee
(2)      Member of Compensation Committee
(3)      Member of Nominating Committee

                             ELECTION OF DIRECTORS

         On April 12, 2001, Royal Philips, which holds a majority of the shares of our common stock, approved an amendment to our certificate of incorporation eliminating the classification of the Board of Directors into three classes. This means that the shareholders must elect at each annual meeting the directors to hold office until the next succeeding annual meeting, and any director may be removed for cause or without cause by the affirmative vote of the majority of the votes cast by holders of shares to vote for the election of directors. Previously, directors were elected for three-year terms and could only be removed for cause.

         If elected, the Directors will hold office until the next annual meeting or until his or her successor has been elected and qualified, unless prior to such a meeting a director shall resign, or his or her directorship shall become vacant due to his or her death or removal.

Directors Nominated for Election:

         Hans M. Barella has been a director of MedQuist since July 2000 and is currently Senior Vice President and Member of the Group Management Committee of Royal Philips Electronics. Mr. Barella is also President/Chief Executive Officer of the Medical Systems Division of Royal Philips Electronics.

         Belinda W. Chew has been a director of MedQuist since April 20, 2001. Ms. Chew has been Senior Vice President, Secretary and Director of Philips Holding USA Inc. and Senior Vice President, Secretary and General Counsel of Philips Electronics North America Corporation since January 1999. Prior to that time, she was General Counsel of Philips Consumer Communications L.P. and prior to October 1997 she was Senior Counsel of Philips Electronics North America Corporation.

         David A. Cohen joined the Company in May 1994 as President of our Transcriptions, Ltd. subsidiary and has been an executive officer and director of the Company since July 1994, our Chief Executive Officer since November 1995 and Chairman of the Board of Directors since July 1996. Mr. Cohen also served as President of the Company from November 1995 to August 1998. Mr. Cohen joined Transcriptions, Ltd. in 1973 and served as its Chief Executive Officer for more than 15 years.

         William E. Curran has been a director of MedQuist since July 2000 and is currently Chief Executive Officer of Philips Electronics North America Corporation. Prior to July 1999, Mr. Curran was Chief Financial Officer of Philips Electronics North America Corporation. Prior to February 1996, Mr. Curran was Vice President, Chief Operating Officer and Chief Financial Officer of Philips Medical Systems.

         John A. Donohoe, Jr. has been a member of the Board of Directors since May 1998. Mr. Donohoe joined the Company in May 1994 as Executive Vice President of our Transcriptions, Ltd. subsidiary. Mr. Donohoe became Chief Operating Officer of the Company in November 1995 and President in August 1998. Mr. Donohoe was employed by Transcriptions, Ltd. since 1974, serving in numerous management capacities. Mr. Donohoe served as a member of the Board of Directors of The Medical Transcription Industry Alliance from 1995 to 1999.

         Jan H.M. Hommen has been a director of MedQuist since July 2000 and is currently Executive Vice President and a Member of the Board of Management and the Group Management Committee and Chief Financial Officer of Royal Philips Electronics. Prior to 1997, Mr. Hommen was Chief Financial Officer of Alcoa International Holdings Co. From 1997 to 1999, Mr. Hommen was a Member of the Supervisory Board of PolyGram N.V.

         Gerard J. Kleisterlee has been a director of MedQuist since October 2000 and is currently Chief Operating Officer, Executive Vice-President of Royal Philips Electronics, member of the Board of Management and the General Management Committee. Gerard Kleisterlee was appointed Chief Operating Officer of Philips as per September 1, 2000. His appointment as President of Philips from April 30, 2001, will be proposed to shareholders at the company's annual meeting on March 29, 2001. Mr. Kleisterlee has been a member of the Group Management Committee and President/CEO of Philips Components since January 1, 1999, and Executive Vice-President of Royal Philips Electronics and a member of the Board of Management as per April 1, 2000. He became President of Philips Taiwan and regional manager for Philips Components in Asia-Pacific in 1996. He was also responsible for the activities of the Philips group in China from September 1997 to June 1998. Mr. Kleisterlee has held various positions with Philips since 1974.

         A. Fred Ruttenberg has been a director of the Company since December 1991. Mr. Ruttenberg has, since September 1986, been a partner in the law firm of Blank, Rome, Comisky & McCauley, Cherry Hill, New Jersey, which has acted as special counsel to the Company for certain matters.

         Richard H. Stowe has been a director of MedQuist since December 1998 and is currently a Senior Advisor for Capital Counsel, LLC. He was a director of The MRC Group, Inc. from July 1993 until the Company acquired MRC on December 10, 1998. Mr. Stowe was a partner of Welsh, Carson, Anderson & Stowe from 1979 until January 1999. Mr. Stowe serves on the Board of Directors of The Cerplex Group, Inc., which provides repair and parts distribution services for electronic equipment, and Health Management Systems, Inc., a provider of revenue enhancement services to health care providers and payors, and New American Healthcare Corporation, a company that services and manages non-urban hospitals, and several private companies.

         John H. Underwood has been a director of the Company since July 1994. Mr. Underwood is currently Managing Director with Pfingsten Partners, L.L.C., a firm which originates and manages private equity investments in middle market companies. Prior to joining Pfingsten Partners in December 1996, Mr. Underwood was, since 1989, a Vice President with Heller Equity Capital Corporation ("Heller") and a Senior Vice President of Heller's parent, Heller Financial, Inc. From 1986 to 1989, Mr. Underwood served as a Vice President of Citicorp North America, Inc. as a member of its leveraged capital group.

         Erik J. Westerink has been a director of MedQuist since April 20, 2001. As of April 16, 2001, Mr. Westerink was appointed Executive Vice President, Philips International BV, Head of Corporate Mergers and Acquisitions. During the prior five years, Mr. Westerink was first an Executive Director and as of December 1, 1997, a Managing Director in Morgan Stanley Dean Witter's Investment Banking Division.

Other Executive Officers:

         Ethan Cohen has been Senior Vice President and Chief Technology Officer of the Company since December 1998. Prior to this, Mr. Cohen was Chief Technology Officer of the MRC Group, Inc. from April 1997 to December 1998. Mr. Cohen was employed in various capacities with McKinsey & Company from September 1991 to April 1997.

         Brian J. Kearns has been Senior Vice President, Treasurer and Chief Financial Officer of the Company since October 16, 2000. Prior to joining the Company, Mr. Kearns was Vice President and Senior Analyst (Health Care IT) of Banc of America Securities from May 1999 to September 2000. Mr. Kearns also held various positions with Salomon Smith Barney from December 1994 to December 1998, including Senior Analyst of Business Services Equity Research.

         Ronald Scarpone has been Senior Vice President - New Business Development since December 1998 and a Vice President of the Company since January 1996. Mr. Scarpone joined the Company in May 1994 as Vice President - Information Services and served as our Chief Technology Officer until December 1998. Mr. Scarpone was employed by Transcriptions, Ltd. since 1989 and served as its Vice President of Information Services since September 1993.

         John M. Suender has been our General Counsel and Secretary since September 1992. In December 1998, Mr. Suender was promoted from Vice President to Senior Vice President. Mr. Suender also serves as Senior Vice President - Acquisitions of the Company. Prior to joining the Company, Mr. Suender was with the law firm of Pepper, Hamilton, LLP, Philadelphia, Pennsylvania.

Director Compensation

         If elected, management directors (Messrs. Cohen and Donohoe) and Royal Philips directors (Ms. Chew and Messrs. Barella, Curran, Hommen, Kleisterlee, and Westerink) will not be entitled to any compensation or stock options for serving on the Board.

         Directors who are neither employees of the Company or Royal Philips are entitled to compensation. The Company has a stock based deferred compensation plan for the Board of Directors (the "Board Deferred Stock Plan"). Under the Deferred Stock Plan, each non-employee director of the Company (i.e., Messrs. Ruttenberg, Stowe and Underwood) is entitled to received deferred compensation in the form of Common Stock having a fair market value of $18,000 on the date of grant (January 1 each year). Common Stock awarded under the Deferred Stock Plan is issued when a director leaves the Board unless a director chooses not to defer receipt under a particular grant. If a director chooses not to defer receipt of the award, the Common Stock is issued as of the date of grant and the director may elect to receive up to $6,000 of the award in cash. A director choosing not to defer receipt of the award will nevertheless be prohibited from selling the Common Stock issued pursuant to the Deferred Stock Plan until leaving the Board. Fair market value of a particular grant equals the closing price of the Common Stock on the date of grant. In 2000 and 2001, respectively, the fair market value of a share of Common Stock on the date of grant (January
1) under such plan was $25.813 and $16.00.

         Pursuant to the terms of the Company's Nonstatutory Stock Option Plan for Non-employee Directors, during each calendar year in which a non-employee director serves, and so long as such director serves in such capacity on June 1 of such calendar year, such director is granted an option to purchase 3,000 shares of Common Stock at an exercise price equal to the Common Stock's fair market value on the date of the grant of the option, which options are exercisable for a 10-year period commencing on the one-year anniversary of the grant date. Any options granted on or after June 1996, to the extent not exercised, terminate two (2) years after the individual ceases to be a director of the Company but in no event later than the 10-year expiration date.

         On February 16, 2001, the Board approved a one-time grant of an option to purchase 15,000 shares of Common Stock to each of Messrs. Ruttenberg, Stowe and Underwood. The exercise price for this special grant was $20.50. Such options vest in equal installments over a three-year period and are exercisable until February 16, 2011. Such options terminate two (2) years after the individual ceases to be a director, but in no event later than the ten-year expiration date.

         In addition, Directors who are neither employees of the Company or Royal Philips are entitled to a cash quarterly retainer of $1,000.

Meetings of the Board of Directors

         The Board of Directors met eight (8) times during 2000. The Board of Directors also acted one (1) time by unanimous written consent. Each director attended at least 75 percent of meetings of the Board of Directors and Board Committees which he was a member during 2000 or the period thereof during which he was a member.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required under regulations promulgated by the Securities and Exchange Commission ("SEC") to furnish the Company with copies of all Section 16(a) forms which they file.

         To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements were satisfied.

Committees of the Board

         The Company's Board of Directors has a standing Audit Committee, a Nominating Committee, a Compensation Committee and a Supervisory Committee.

         Audit Committee. The Audit Committee, which currently consists of Messrs. Curran, Ruttenberg, Stowe and Underwood has the authority and responsibility: to hire one or more independent public accountants to audit MedQuist's books, records and financial statements and to review the Company's systems of accounting (including its systems of internal control); to discuss with such independent public accountants the results of such audit and review; to conduct periodically independent reviews of the systems of accounting (including systems of internal control); and to make reports periodically to the Board of Directors with respect to its findings. In 2000, the Audit Committee met three times.

         Compensation Committee. The Compensation Committee, which currently consists of Messrs. Underwood (Chairman), Curran, Stowe and Ruttenberg, is responsible for fixing the compensation of the Chief Executive Officer and the Chief Operating Officer, and making recommendations to the Board of Directors with respect to the compensation of other executive officers and other compensation matters such as with respect to stock option plans and approving the targets under any bonus plans. The outside directors who are members of the Compensation Committee currently administer the Stock Option Plan. In 2000, the Compensation Committee met one time.

         Nominating Committee. The Nominating Committee, which currently consists of Messrs. Ruttenberg, Stowe and Kleisterlee, makes recommendations to the Board of Directors with respect to management and other nominees to the Board, reviews shareholder nominees to the Board of Directors and periodically reports its findings to the Board of Directors. In 2000, the Nominating Committee held one meeting.

         Supervisory Committee. The Supervisory Committee, which currently consists of Messrs. Ruttenberg, Stowe and Underwood, is responsible, among other things, for:

         o the general oversight, administration, amendment and enforcement of the Governance Agreement and Licensing Agreement, dated May 22, 2000, with Royal Philips and Philips Speech Processing, respectively;

         o the entry into, general oversight, administration, amendment and enforcement of any other material agreements or arrangements between MedQuist (or any of its subsidiaries) and Royal Philips (or any of its subsidiaries).

         The members of the Supervisory Committee may not be and may never have been an employee of MedQuist, Royal Philips or either of their affiliates or of an entity that derived more than 5% of its revenues or earnings in its most recent year from any such entities. They are considered independent directors. The Supervisory Committee was not required to meet during 2000.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by the Company for services rendered in all capacities during the calendar years 1998, 1999, and 2000, to its chief executive officer, and to the four most highly-compensated executive officers (other than the chief executive officer) whose annual salary and bonus exceeded $100,000 and who were serving at December 31, 2000 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                         Long-Term
                           Annual Compensation                       Compensation Awards
                           -------------------                       -------------------
                                                           Securities Underlying           All Other
         Name              Year     Salary($)   Bonus($)      Options(#)($)(7)          Compensation($)
         ----              ----     ---------  --------      ----------------          ---------------

David A. Cohen(1)          2000     $460,000   $241,500             70,000                  $4,531   (2)
                           1999      400,000    300,000                  0                   4,016   (2)
                           1998      321,154    362,500             70,000                   1,675   (2)

John A. Donohoe, Jr.(3)    2000     $345,000   $108,675            240,000                  $4,530   (2)
                           1999      300,000    135,000                  0                   4,304   (2)
                           1998      228,846    170,000             40,000                   1,768   (2)

Ronald F. Scarpone(4)      2000     $170,000    $35,700             70,000                  $1,646   (2)
                           1999      150,000     37,500                  0                   4,016   (2)
                           1998      139,000     34,750             20,000                   1,427   (2)

John M. Suender(5)         2000     $185,000    $38,850            100,000                  $4,367   (2)
                           1999      160,000     48,000                  0                   9,400   (2)
                           1998      135,277     74,750             20,000                   1,440   (2)

Ethan Cohen(6)             2000     $170,000    $55,700             60,000                  $3,749   (2)
                           1999      143,750     77,500                  0                   1,362   (2)
                           1998        8,630     75,000             50,000                       0   (2)

-------------
(1) Mr. Cohen serves as Chairman and Chief Executive Officer. Mr. David Cohen is not related to Mr. Ethan Cohen.
(2) Represents employer-matching contributions under the Company's 401(k) plan, premiums paid by the Company on term life insurance and pay out of unused vacation time.
(3)  Mr. Donohoe serves as President and Chief Operating Officer.
(4)  Mr. Scarpone serves as Senior Vice President - New Business Development.
(5)  Mr. Suender serves as Senior Vice President, General Counsel and Secretary.
(6) Mr. E. Cohen serves as Senior Vice President and Chief Technology Officer. Mr. Ethan Cohen is not related to Mr. David A. Cohen. Mr. E. Cohen did not become an employee of the Company until December 10, 1998.
(7) The number of securities underlying the options reflect a 2-for-1 split on June 15, 1998.

Stock Options Granted

         The following table presents information with respect to grants of stock options pursuant to the Company's option plans during 2000 to the Named Officers. No stock appreciation rights were granted to any officer of the Company during 2000.

                        Option Grants in Last Fiscal Year

                                                                                      Potential Realizable
                                                                                        Value at Assumed
                                                                                       Annual Rates of Stock
                                                                                      Price Appreciation for
                                            Individual Grants                            Option Terms(1)
                                            -----------------                         ----------------------
                           Number of        % of Total
                           Securities         Options
                       Underlying Options   Granted to     Exercise or
                           Granted          Employees in    Base Price  Expiration
         Name          (# of Shares)(2)     Fiscal Year   ($ Per Share)    Date          5%            10%
         ----          -----------------    -----------   -------------    -----         --            ---
David A. Cohen                35,000            1.70%        $24.94       1/3/10       $548,936    $1,391,084
                              17,500            0.85%        $34.41       1/3/10        $56,264      $477,338
                              17,500            0.85%        $49.88       1/3/10             $0      $259,136

John A. Donohoe, Jr.          20,000            0.97%        $24.94       1/3/10       $313,677      $794,905
                              10,000            0.49%        $37.41       1/3/10        $32,151      $272,764
                              10,000            0.49%        $49.88       1/3/10             $0      $148,077
                             100,000            4.86%        $51.00       7/6/10       $570,671    $3,929,596
                             100,000            4.86%        $70.00       7/6/10             $0    $2,029,596

Ronald F. Scarpone            10,000            0.49%        $24.94       1/3/10       $156,839      $397,452
                               5,000            0.24%        $34.41       1/3/10        $16,075      $136,382
                               5,000            0.24%        $49.88       1/3/10             $0       $74,039
                              25,000            1.22%        $51.00       7/6/10       $142,668      $982,399
                              25,000            1.22%        $70.00       7/6/10             $0      $507,399

John M. Suender               10,000            0.49%        $24.94       1/3/10       $156,839      $397,452
                               5,000            0.24%        $37.41       1/3/10        $16,075      $136,382
                               5,000            0.24%        $49.88       1/3/10             $0       $74,039
                              40,000            1.95%        $51.00       7/6/10       $228,268    $1,571,838
                              40,000            1.95%        $70.00       7/6/10             $0      $811,838

Ethan Cohen                   10,000            0.49%        $24.94       1/3/10       $156,839      $397,452
                              25,000            1.22%        $51.00       7/6/10       $142,668      $982,399
                              25,000            1.22%        $70.00       7/6/10             $0      $507,399

-------------
(1) Amounts reported in the column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Commission and do not represent the Company's estimates of future Common Stock price. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercises and the future market price of the Common Stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the present date. The values shown are net of the exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

(2)  Granted pursuant to the Stock Option Plan.

Option Exercises and Holdings

         The following table summarizes the aggregate option exercises in the last fiscal year by each of the Named Officers and fiscal year-end value of unexercised options on an aggregate basis.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                       Number of Shares of Common         Value of Unexercised
                                                        Stock Underlying Options          in-the-Money Options
                                                          at Fiscal Year-End              at Fiscal Year-End(1)
                   Shares Acquired   Value           ------------------------------    ---------------------------
Name                 on Exercise    Realized         Exercisable      Unexercisable    Exercisable   Unexercisable
----                 -----------    --------         -----------      -------------    -----------   -------------
David A. Cohen               0            $0           502,004           237,996        $4,168,811      $568,639
John A. Donohoe         15,000      $728,775           272,392           300,000        $2,790,119      $162,480
Ronald F. Scarpone      61,570    $2,949,920            44,518           115,000          $219,800      $280,590
John M. Suender         51,594    $1,884,527            25,406           130,000           $80,275       $81,240
Ethan Cohen             39,489    $1,235,020             5,168           104,071                $0       $99,752

-------------------
(1) Based on the closing price on the Nasdaq Stock Market of $16.00 per share of Common Stock on December 29, 2000.


The Employment Agreements

         MedQuist has entered into employment agreements with Messrs. D. Cohen, Donohoe, Kearns, Scarpone, Suender and E. Cohen (collectively, the "executives"). These agreements will remain in effect until July 7, 2003, with automatic renewals for one-year periods unless either party gives 90 days prior written notice.

         The information in this paragraph relates to all executive officers other than Mr. Kearns. The employment agreements provide that each executive will serve MedQuist in the position and role as described in this Proxy Statement. In addition, each executive will be eligible for participation in MedQuist's short term targeted bonus plan in an amount equal to up to a specified percentage of base salary. (For Mr. D. Cohen, such percentage will be 75%, for Mr. Donohoe, 45%, for Messrs. Scarpone, Suender and E. Cohen, 30%). On July 6, 2000, the executives (with the exception of Mr. D. Cohen and Mr. Kearns) were also granted options to purchase shares under MedQuist's Incentive Stock Option Plan for Officers and Key Employees, as follows: Mr. Donohoe was granted an option to purchase 100,000 Shares at an exercise price of $51.00 and 100,000 Shares at an exercise price of $70.00; Mr. Suender was granted an option to purchase 40,000 Shares at an exercise price of $51.00 and 40,000 Shares at an exercise price of $70.00; and Messrs. E. Cohen and Scarpone were each granted an option to purchase 25,000 Shares at an exercise price of $51.00 and 25,000 Shares at an exercise price of $70.00.

         With respect to Mr. Kearns, his employment agreement provides that he will serve as Senior Vice President, Chief Financial Officer and Treasurer at a starting base salary of $190,000 per year. In addition, he is eligible for participation in MedQuist's short term targeted bonus plan in an amount equal to up to 30% of base salary. Pursuant to his agreement, Mr. Kearns was also granted an option to purchase 30,000 Shares at an exercise price of $17.06, 40,000 Shares at an exercise price of $51.00 and 40,000 Shares at an exercise price of $70.00.

         The executives agreed that the consummation of the transactions authorized by the tender offer completed by Royal Philips in July 2000 did not constitute a "change in control" for purposes of all (in the case of Messrs. D. Cohen, Donohoe, Suender and Scarpone), and 59,234 out of 68,071 (in the case of Mr. E. Cohen) outstanding unvested options held as of July 6, 2000 (the "deferred vesting options") and agreed to waive all rights to the accelerated vesting of the deferred vesting options which would have occurred upon the consummation of the tender offer. Such waiver shall be deemed revoked, and all deferred vesting options shall immediately vest in the event of the executive's death or disability, a termination of the executive by MedQuist without "cause" (as such term is defined in the employment agreement), the executive's receipt of notice from MedQuist of nonrenewal of the agreement, a voluntary resignation by the executive following a required relocation of the executive's principal place of business by more than fifty miles, or a failure by MedQuist to pay the compensation authorized by the agreement, provided that the executive has given MedQuist notice of such breach and MedQuist has not cured such breach within thirty (30) days of receipt of such notice (a "material breach").

         If MedQuist terminates an executive's employment without cause or if such executive voluntarily terminates his employment following a required relocation of his principal place of business by more than fifty (50) miles or following a material breach, the executive will receive (i) accrued but unpaid salary prorated through the date of termination or effective date of resignation ("accrued salary"); (ii) a lump sum cash payment equal to 2 (in the case of Messrs. D. Cohen and Donohoe) or 1.5 (in the case of the other executives) multiplied by the sum of all cash compensation awarded to such executive in the fiscal year immediately prior to termination, or if such executive's compensation was higher or would be higher on an annualized basis, in the fiscal year in which such termination takes place; (iii) any benefits vested as of the termination date ("vested benefits"); and (iv) unreimbursed expenses incurred prior to the termination date. If the executive terminates due to death or disability or resignation, or if MedQuist terminates the executive's employment for cause, the executive will receive accrued salary, vested benefits, and unreimbursed expenses incurred prior to the termination date.

         Each executive is entitled to receive an additional tax "gross-up" payment which would put him in the financial position after-tax that he would have been in if the excise tax imposed by Code Section 4999 (the "excise tax") did not apply to any benefits or payments received from MedQuist (the "payments"). Notwithstanding the foregoing, if it is determined that the payments would not be subject to the excise tax if they were reduced by less than ten percent, then the payments will be reduced to the maximum amount that could be paid to the executive without giving rise to the excise tax. In addition, the gross-up payment shall not apply to any stock option grant if the result would be to alter the basis on which compensation expense is measured for purposes of Accounting Principles Board Opinion Number 25.

         During the term of the employment agreements, and for two years following an executive's termination for any reason, each executive is prohibited from competing with MedQuist (limited to the electronic transcription services and health information management solutions services businesses) or soliciting MedQuist's clients or employees.

Shareholder Agreements

         On May 22, 2000, Royal Philips also entered into agreements with each of David A. Cohen, John A. Donohoe, Jr., John M. Suender, Ronald A. Scarpone and Ethan Cohen. These agreements are individually referred to herein as a "Shareholder Agreement" and collectively referred to herein as the "Shareholder Agreements".

         Each Shareholder Agreement provides that until May 22, 2002, the shareholder a party thereto will not sell or dispose of (i) any shares, or any options or warrants to purchase any shares, or any securities convertible into, exchangeable for or that represent the right to receive shares, owned on the date of the Shareholder Agreement, (ii) any shares issued upon the exercise of options or warrants to purchase any shares referred to in the preceding clause
(i), (iii) any options to purchase any shares issued in accordance with the option grant contemplated by such individual's employment agreement with MedQuist, dated as of May 22, 2000, or (iv) any shares issued upon the exercise of the options to purchase shares referred to in the preceding clause (iii), in each case, owned directly by the shareholder a party thereto or with respect to which the shareholder has beneficial ownership within the rules and regulations of the SEC.

         The Shareholder Agreements will terminate concurrent with the occurrence of any of the conditions that result in a revocation of the waiver given by such shareholder in his employment agreement with MedQuist with respect to certain options held by such shareholder that would otherwise vest upon Royal Philips' purchase of shares pursuant to the Offer.

Severance Arrangements

         The Company has a severance plan for its executive officers. The plan provides that if a covered executive is terminated for any reason other than 'cause' (which includes the failure to perform day-to-day duties as assigned by the Board of Directors) within 12 months after a 'change in control,' such covered executive is to receive, within 10 days of the termination, a one time severance payment equal to, in the case of Messrs. Cohen and Donohoe - 24 months, and in the case of Messrs. E. Cohen, Scarpone, Kearns and Suender - 18 months, all cash compensation awarded to him or her in the fiscal year immediately prior to such termination or, if such executive's compensation was higher or would be higher on an annualized basis, in the fiscal year in which such termination takes place. The term 'change in control' means (a) any liquidation of the Company, (b) the sale of all or substantially all of the assets of the Company, (c) the acquisition by any person or group of beneficial ownership of securities representing more than 50% of the combined voting power in the election of directors of the Company (after giving effect to the exercise of any options, warrants or other convertible securities held by such person or group), (d) the election of a majority of the members of the Board of Directors as a result of one or more proxy contests within any period of three years, (e) approval of a merger, consolidation or other business combination by the Company's shareholders in which a majority of the Board of the surviving corporation (or its ultimate parent) are not members of the Board of Directors,
(f) commencement of a tender offer to purchase securities representing more than 50% of the combined voting power in the election of directors of the Company (after giving effect to the exercise of any options, warrants or other convertible securities held by such person or group). The Philips tender offer constituted a change in control.

                              CERTAIN TRANSACTIONS

         License Agreement with Philips Speech Processing. The Company and Philips Speech Processing ("PSP") have entered into a License Agreement, dated May 22, 2000, pursuant to which the Company licenses from PSP speech recognition and processing software. In 2000, the Company paid an initial fee to PSP of $2,250,000. The license fee will be calculated, and be subject to a minimum license fee (through 2004), as follows. The parties have assumed that four percent of "payroll lines" will be converted using the licensed product in 2001, 13% in 2002, 25% in 2003 and 45% in 2004 (the "Projected Use Rate"). The term "payroll line" means the lines that MedQuist uses as a basis to pay its transcriptionists. The parties have also agreed that the per payroll line charge will be $0.012 for each line up to 500 million payroll lines and $0.010 for each line over 500 million lines. For each year from 2001 to 2004 inclusive, the guaranteed license fee will be equal to a fraction (which shall be 3/4 for each of 2001 and 2002, 1/2 for 2003 and 1/4 for 2004) of the Projected Use Rate multiplied by the total number of payroll lines created by MedQuist during that year (whether using the Licensed Product or not), multiplied by the per line charge. MedQuist has also agreed to pay for certain support services provided by PSP.

         Governance Agreement with Royal Philips. On May 22, 2000, the Company and Royal Philips entered into a Governance Agreement effective as of July 6, 2000 in connection with Royal Philips acquisition of a majority of the outstanding Common Stock under the May 22, 2000 Tender Offer Agreement. The Governance Agreement will terminate on the first date that Royal Philips is no longer the beneficial owner of five (5) percent of MedQuist's Voting Stock, although Royal Philips and MedQuist may terminate the agreement earlier by mutual written consent and except that the provisions of the agreement relating to the establishment of committees of MedQuist's board of directors will terminate on the first date that Royal Philips is the beneficial owner of less than a majority of the outstanding Voting Stock. As used in the Governance Agreement, the term "Voting Stock" means shares of the capital stock of MedQuist having the right to vote generally in any election of directors of MedQuist.

         The Governance Agreement provides that until the third anniversary of July 6, 2000, Royal Philips will not, directly or indirectly, purchase or otherwise acquire, or propose or offer to purchase or acquire, or otherwise become the beneficial owner, individually or as a member of a "group" (as defined for purposes of Section 13d of the Exchange Act), of any Equities Securities, if, immediately after such transaction, Royal Philips and its Affiliates or Associates (each of which terms have the respective meanings ascribed to them under the rules promulgated under the Exchange Act) would, directly or indirectly, beneficially own in excess of 75% of the then outstanding shares of Voting Stock. As used in the Governance Agreement, the term "Equity Security" means Voting Stock, securities of MedQuist convertible into or exchangeable for Voting Stock, and options, rights, warrants and similar securities issued by MedQuist to purchase Voting Stock.

         Notwithstanding the foregoing restriction, after July 6, 2001 and until July 6, 2003, Royal Philips or any of its Affiliates or Associates may acquire all, but not less than all, of the Equity Securities of MedQuist which are not then beneficially owned by Royal Philips or one or more of its Affiliates or

Associates. However, any transaction or series of related transactions during that time period in which Royal Philips would acquire all of the Equity Securities it does not then own is subject to the receipt of the approval of the Supervisory Committee of MedQuist's board of directors.

         Royal Philips has agreed that until July 6, 2001, it will not, and will not permit any of its subsidiaries to, directly or indirectly, sell, transfer or otherwise dispose of any Equity Securities beneficially owned, directly or indirectly, by Royal Philips or its subsidiaries except to Royal Philips or to any subsidiary of Royal Philips. Notwithstanding the foregoing, the terms of the Governance Agreement permit Royal Philips to sell, transfer or assign Equity Securities, or permit any of its subsidiaries which beneficially own Equity Securities to sell, transfer or assign such Equity Securities, so long as after giving effect to any such sales, transfers or assignments of Equity Securities, Royal Philips and its subsidiaries beneficially own at least 60% of the then outstanding shares of Voting Stock.

         After the first anniversary of and until the third anniversary of July 6, 2000, Royal Philips may sell or dispose of any Equity Securities to any person, but may not enter into or consummate any transaction (or series of related transactions) involving the sale or transfer of Equity Securities that would result in (i) any person other than Royal Philips or any Affiliate or Associate of Royal Philips beneficially owning in excess of 10% of the outstanding Voting Stock (a "Third Party Purchaser") and (ii) Royal Philips and its Affiliates and Associates beneficially owning less than a majority of the then outstanding Voting Stock, unless:

         o the Third-Party Purchase contemporaneously offers to acquire, or acquires, on the same terms and conditions as are applicable to Royal Philips, its Affiliates or Associates, 100% of the Voting Stock beneficially owned by persons or entities other than Royal Philips, its Affiliates or Associates; or
         o the Third-Party Purchaser offers to purchase, on the same terms and conditions as are applicable to Royal Philips, its Affiliates or Associates, pursuant to a tender or exchange offer made in accordance with applicable law, including Section 14(d)(1) and Regulation 14D of the Exchange Act, all or a specified percentage of the then outstanding shares of Voting Stock (and Royal Philips has agreed that it and its Affiliates or Associates will not sell to the Third Party Purchaser any shares of Voting Stock other than pursuant to such tender or exchange offer).

         After the third anniversary of July 6, 2000, Royal Philips may sell or dispose of any Equity Securities to any person without limitation.

          The Governance Agreement obligated MedQuist to take any and all action necessary so that promptly following July 6, 2000, the board of directors consisted of eleven directors. These eleven directors are and will be comprised of the following individuals:

         o one director will be the Chief Executive Officer of MedQuist and one director will be another officer of MedQuist designated by the Chief Executive Officer (together, the "Management Directors");
         o six directors will be designated by Royal Philips (the "Purchaser Directors"); and
         o   three directors will be "Independent Directors" (as defined below).

         The Board has the power to increase or decrease the size of the board in its discretion so long as (x) there are at least two Management Directors and three Independent Directors, and (y) the relative percentage of Management Directors, Independent Directors and Purchaser Directors is maintained, in all material respects, as in effect immediately prior to any such increase or decrease.

         In addition, as set forth in the following table, the number of directors Royal Philips is permitted to designate or nominate under the terms of the Governance Agreement is based on its beneficial ownership of Voting Stock:

                                                                  Number of
                                                                Royal Philips
         Beneficial Ownership of Voting Stock                     Directors
         ------------------------------------                    ------------
         More than 50%.....................................            6
         More than 36%.....................................            4
         More than 27%.....................................            3
         More than 18%.....................................            2
         5% or more........................................            1
         Less than 5%......................................            0

         If Royal Philips has the right to designate fewer than six directors, the Nominating Committee of MedQuist's board of directors will nominate that number of additional Independent Directors as is necessary to constitute the entire board of directors.

         Royal Philips will have the right to designate any replacement for a Purchaser Director at the termination of such director's term or upon such director's death, resignation, retirement, disqualification, removal from office or other cause, and the Chief Executive Officer of MedQuist will have the right to designate any replacement for a Management Director at the termination of such director's term or upon such director's death, resignation, retirement, disqualification, removal from office or other cause.

         Independent Directors. As used in the Governance Agreement, the term "Independent Director" means a director of MedQuist (i) who is not and has never been an officer or employee of MedQuist, any Affiliate or Associate of MedQuist, or an entity that derived 5% or more of its revenues or earnings in its most recent fiscal year from transactions involving MedQuist or any Affiliate or Associate of MedQuist, (ii) who is not and has never been an officer, employee or director of Royal Philips, any Affiliate or Associate of Royal Philips, or an entity that derived more than 5% of its revenues or earnings in its most recent fiscal year from transactions involving Royal Philips or any Affiliate or Associate of Royal Philips and (iii) who was nominated for such position by the Nominating Committee in accordance with the terms of the Governance Agreement. The current Independent Directors are John H. Underwood, Richard H. Stowe and A. Fred Ruttenberg.

                          STOCK PRICE PERFORMANCE GRAPH

--------------------------------------------------------------------------------
                             1996        1997       1998        1999       2000
--------------------------------------------------------------------------------
Nasdaq                       100         122        170         315        191
--------------------------------------------------------------------------------
MedQuist                     100         211        479         313        194
--------------------------------------------------------------------------------
Healthcare IT Index*         100         136        182         244        215
--------------------------------------------------------------------------------


*The Health Care IT Index is an equally weighted index comprised of a group of 24 health care information technology companies compiled by Banc of America Securities.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


         The Compensation Committee of the Board of Directors submits the following report to shareholders on the compensation policies applicable to the Company's executive officers with respect to compensation reported for the fiscal year ended December 31, 2000. The Compensation Committee Report shall not be deemed incorporated by reference into any filing with the SEC, except to the extent said report is specifically incorporated by reference.

         Compensation Principles. The Compensation Committee believes that the Company's executive compensation program is a critical part of the effective management of its key executives. If the Company is to be successful, its executive compensation programs must be geared to attract and retain superior quality employees. Additionally, the executive compensation program should provide incentives that will reward key executives for pursuing actively the actions necessary to strengthen the Company's performance and enhancing shareholder value. To that end, the Company's compensation program for executives is designed to:

         o Promote the execution of the Company's business strategies and operating objectives
         o   Link executive compensation with corporate performance
         o   Align performance objectives with the interest of shareholders
         o   Encourage a career commitment on the part of executives

         Executive Compensation Program. The Company's executive compensation program for fiscal year 2000 included base salary, short term cash incentive compensation and option grants pursuant to the terms of the Stock Option Plan. The Compensation Committee believes that its compensation program has been successful in the past. Accordingly, the program for 2000 was substantially similar to the program for 1999.

         Base Salary. Base salary represents compensation for discharging job responsibilities and reflects the executive officer's performance over time. Base salaries may be adjusted to reflect experience, increased responsibilities and individual performance, as well as to be competitive. For 2000, base salaries for the Named Officers were determined after considering the advice and recommendations of an independent compensation consultant in 1999 and merit increases in 2000.

         Short Term Incentive Compensation. The Company provides short-term incentive compensation designed to reward executives for meeting current financial goals. In 2000, the short-term award for executive officers was based 50% upon the operations of the entire Company and was 50% discretionary. The discretionary portion of any such bonus is determined by Mr. Cohen for all persons other than himself and Mr. Donohoe and approved by the Committee. The Committee determines the discretionary portion of the bonus for Messrs. Cohen and Donohoe and approves the recommendation of Mr. D. Cohen with respect to other executive officers.

         For fiscal year 2000, all of the Named Officers earned 70% of their respective short term award.

         Stock Option Grants. The Company believes it is important to provide long term incentive compensation to the Named Officers. In addition, the Committee believes that such compensation should be closely aligned to the interests of shareholders. The Committee believes stock options are particularly well designed to achieve these goals because executives gain over time only when shareholders gain through the appreciation of the market price of the Company's Common Stock.

         To encourage long term performance and retain its most senior management, the Committee approved grants to the Named Officers on January 1, 2001 that vest in 20% increments over five years. At the beginning of each year, the Committee determines the maximum number of options each Named Officer is eligible to receive if 100% of the award is earned. In 2000, 100% of the Stock Option Bonus was awarded to each of the Named Officers. 50% of the options granted have an exercise price equal to the closing price on NASDAQ of the Company's common stock on the grant date ($16.00). 25% of the options have an exercise price of 150% ($24.00) of that price and 25% have an exercise price of 200% ($32.00) of that price. Although actually granted on January 1, 2001, the Named Officers received grants of stock options for performance in 2000 on the foregoing terms as follows:

                                        Exercise Price Per Share
                                        ------------------------
                                   $16.00          $24.00          $32.00
                                   ------          ------          ------

                                 (Number of Securities Underlying Options)
Named Officer
-------------
David A. Cohen                    35,000           17,500          17,500
John A. Donohoe                   20,000           10,000          10,000
Ethan Cohen                       10,000            5,000           5,000
Ronald A. Scarpone                10,000            5,000           5,000
John M. Suender                   10,000            5,000           5,000

The exercise prices are tiered in order to reward a Named Officer for substantial increases in the stock price.

         Chief Executive Officer Compensation. Mr. Cohen's salary of $460,000 was paid in accordance with his employment contract, which was negotiated at arm's length and reflects increases approved by the Committee. In determining changes in Mr. Cohen's compensation, the Committee considered an analysis prepared in 1999 by an independent compensation consultant.

         Policy with respect to Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) of the Internal Revenue Code, and the proposed regulations promulgated thereunder (collectively, "Section 162(m)"), denies a deduction to any publicly held corporation, such as the Company, for compensation paid to a "covered employee" in a taxable year to the extent that compensation exceeds $1,000,000. A covered employee includes the chief executive officer on the last day of the taxable year and any other employee whose compensation is required to be reported in the Summary Compensation Table by reason of such employee being among the four highest compensated officers for such taxable year (other than the chief executive officer). The deduction limit of Section 162(m) applies to any compensation that could otherwise be deducted in a taxable year, except for enumerated types of payments, including payments that meet the requirements in Section 162(m) for performance-based compensation. Under the requirements for performance-based compensation set forth in Section 162(m), compensation will not be subject to the deduction limit if (1) it is payable on account of the attainment of one or more performance goals; (2) the performance goals are established by a Compensation Committee of the Board of Directors that is comprised solely of two or more outside directors; (3) the material terms of the compensation and the performance goals are disclosed to and approved by shareholders before payment; and (4) the Compensation Committee certifies that the performance goals have been satisfied before payment.

         It is the Compensation Committee's policy that, were practicable, it will seek to comply with the requirements of Section 162(m) applicable to performance-based compensation to the extent it determines that it is likely that the compensation to be paid to any such executive officer will exceed $1,000,000 per year.

         The Compensation Committee members charged with the responsibility of administering the Company's stock option plans consists solely of outside directors in accordance with Section 162(m).

                           2001 COMPENSATION COMMITTEE
                                JOHN H. UNDERWOOD
                                WILLIAM E. CURRAN
                               A. FRED RUTTENBERG
                                RICHARD H. STOWE

                        COMPENSATION COMMITTEE INTERLOCKS

         The Compensation Committee consists entirely of non-employee directors. None of the Compensation Committee members has any interlocking or other relationship with the Company that would call into question their independence with respect to their duties.

                       AUDIT COMMITTEE REPORT AND FEES OF
                              INDEPENDENT AUDITORS

         Report of Audit Committee. The Board of Directors of the Company has adopted a charter for the Audit Committee, a copy of which is attached as Exhibit A. The charter charges the Committee with the responsibility for, among other things, reviewing the Company's audited financial statements and the financial reporting process. In carrying out that responsibility, the Committee has reviewed and discussed the Company's audited financial statements with management and it has discussed the matters required to be discussed by Statement of Auditing Standards 61, as amended, with the independent auditors. In addition, the Committee has reviewed the written disclosures required by Independence Standards Board Standard No. 1, which were received from the Company's independent accountants, and has discussed the independent accountants' independence with them. Based on these reviews and discussions, the

Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 2000.

         Other than Mr. Curran, the members of the Audit Committee are "independent" as defined in Section 4200(a)(15) of the NASD's listing standards. Mr. Curran is a representative of Royal Philips and, therefore, is not considered independent.

         Audit and Audit-Related Fees. The aggregate fees billed for professional services rendered by Arthur Andersen LLP for the audit of the Company's annual financial statements for the most recent fiscal year and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the fiscal year were and or audit related fee for the fiscal year were $225,000.

         Financial Information Systems Design and Implementation Fees. No professional services were rendered or fees billed by Arthur Andersen LLP for financial information systems design and implementation for the most recent fiscal year.

         All Other Fees. The aggregate fees billed for professional services rendered by Arthur Andersen LLP other than audit and audited-related fees and financial information system design and implementation fees for the most recent fiscal year were $ 859,000.

                              2001 AUDIT COMMITTEE
                                WILLIAM E. CURRAN
                               A. FRED RUTTENBERG
                                RICHARD H. STOWE

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 27, 2001 (i) by each person or group known to the Company to be the beneficial owner of more than 5% of Common Stock, (ii) by each of the Company's Named Officers and directors and
(iii) by all executive officers and directors of the Company as a group. Except as otherwise noted and subject to community property laws, where applicable, each beneficial owner of the Common Stock listed below has sole investment and voting power with respect to their shares of Common Stock.

                                               Shares Beneficially Owned(1)
                                               ----------------------------

                                               Number
Name and Address(2)                            of Shares     Percent of Class(3)
-------------------                            ---------     -------------------

Koninklijke Philips Electronics N.V.         27,166,378(4)          72.0%
Rembrandt Tower
Amstelplein 1
1096 HA Amsterdam, the Netherlands

Hans M. Barella                              27,166,378(4)          72.0%
Building QM-228
Veenpluis 4-6
Best, the Netherlands 5684 PC

Belinda W. Chew                              27,166,378(4)          72.0%
1251 Avenue of the Americas
New York, New York  10020-1104

David A. Cohen                                  942,458(5)           2.5%

Ethan Cohen                                      13,289(6)            *

William E. Curran                            27,166,378(4)          72.0%
1251 Avenue of the Americas
New York, New York 10020-1104

John A. Donohoe                                 281,037(7)            *

Jan H.M. Hommen                              27,166,378(4)          72.0%
Rembrandt Tower
Amstelplein 1
1096 HA Amsterdam, the Netherlands

Brian J. Kearns                                       0               *

Gerard J. Kleisterlee                        27,166,378(4)          72.0%
Amstelplein 1
Building HRT-24
1070 MX Amsterdam, the Netherlands

A. Fred Ruttenberg                               34,741(8)            *

Ronald F. Scarpone                               65,978(9)            *

Richard H. Stowe                                 11,555(10)           *

John M. Suender                                  38,530(11)           *

John H. Underwood                                 8,305(12)           *

Erik J. Westerink                            27,166,378(4)          72.0%
Rembrandt Tower
Amstelplein 1
1096 HA Amsterdam, the Netherlands

All executive officers and directors
as a group (15 persons)(4)                   27,220,979             72.1%

--------------------
(1) Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting or investment power with respect to the shares beneficially owned. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after April 27, 2001 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

(2) Except where otherwise noted, the address of all persons listed is c/o MedQuist Inc., Five Greentree Centre, Suite 311, Marlton, New Jersey 08053.

(3) Applicable percentage of ownership as of April 27, 2001 is based upon 36,804,820 shares of Common Stock outstanding.

(4) Includes 25,825,086 shares of Common Stock owned by Royal Philips plus beneficial ownership of 1,341,292 shares and options that are to vest within 60 days.

(5) Includes 516,004 shares of Common Stock issuable upon the exercise of options granted to Mr. D. Cohen, 424,086 shares owned jointly with his spouse and 1,587 shares indirectly owned in an IRA account.

(6) Includes 12,907 shares of Common Stock issuable upon the exercise of options granted to Mr. E. Cohen, 49 shares owned by his daughter and 66 shares indirectly owned in an IRA account.

(7) Includes 280,392 shares of Common Stock issuable upon the exercise of options granted to Mr. Donohoe.

(8) Includes 30,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Ruttenberg, 2,978 shares issuable under the Deferred Stock Plan and 1,763 shares indirectly owned in an IRA.

(9) Includes 63,518 shares of Common Stock issuable upon the exercise of options granted to Mr. Scarpone.

(10) Includes 4,058 shares of Common Stock issuable upon the exercise of options granted to Mr. Stowe and 2,277 shares issuable under the Deferred Stock Plan.

(11) Includes 29,406 shares of Common Stock issuable upon the exercise of options granted to Mr. Suender.

(12) Includes 6,124 shares of Common Stock issuable upon the exercise of options granted to Mr. Underwood, 1,125 shares issuable under the Deferred Compensation Plan and 1,056 shares indirectly owned in an IRA account.

*    Less than 1%

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Audit Committee of the Board of Directors has selected Arthur Andersen to be employed as the Company's independent certified public accountants to make the annual audit and to report on, as may be required, the consolidated financial statements which may be filed by the Company with the Securities and Exchange Commission during the ensuing year.

         A representative of Arthur Andersen is expected to be present at the Annual Meeting of Shareholders and to have the opportunity to make a statement, if he or she desires to do so, and is expected to be available to respond to appropriate questions.

                       PROPOSALS TO APPROVE AMENDMENTS TO
                           COMPANY'S STOCK OPTION PLAN

         The Board of Directors has also approved an increase in the maximum number of shares issuable under the Stock Option Plan by 1,000,000 to a total of 8,130,000. The Board of Directors recommends a vote "For" this proposal.

Increase in Authorized Shares under Stock Option Plan

         Currently, options for a total of 7,130,000 shares may be issued under the Stock Option Plan. The amendment increases the maximum number of shares issuable under the Stock Option Plan by 1,000,000 to a total of 8,130,000 shares. No options have been issued to date from said 1,000,000 shares.

         The purpose of the proposed increase is to provide sufficient shares for future option grants to officer and key employees of the Company. As of April 24, 2001, the Company had 495,466 shares available for grant under the Stock Option Plan. The Board of Directors believes that it is in the best interests of the Company to have sufficient shares available under the Stock Option Plan to provide options to certain of its officers and key employees. From January 1, 2000 through April 24, 2001, the Company granted 2,847,800 options under the Stock Option Plan and it is prudent to increase the number available for future grants so as to continue to grant options, which is a critical part of long-term compensation. The Board of Directors believes that the Company and its shareholders significantly benefit from having the Company's key management employees receive options to purchase the Company's Common Stock and that the opportunity thus afforded these employees to acquire Common Stock is an essential element of an effective management incentive program. The Board of Directors also believes that stock options are very valuable in attracting and retaining highly qualified management personnel and in providing additional motivation to management to use their best efforts on behalf of the Company.

         Set forth below is a summary of certain significant portions of the Stock Option Plan.

         Eligibility and Administration. All officers and key employees of the Company or any current or future subsidiary (the "Subsidiary"), excluding all directors who are not employees of the Company, are eligible to receive options under the Stock Option Plan. The Stock Option Plan currently is administered by the Compensation Committee (the "Committee"). The Committee determines, among other things, which officers and key employees of the Company and any Subsidiary, excluding all directors who are not employees of the Company, will be granted options under the Stock Option Plan, whether options granted will be Incentive Options or Non-Qualified Options, the number of shares subject to an option, the time at which an option is granted, the duration of an option and the exercise price of an option. The Committee has the exclusive right to adopt or rescind rules for the administration of the Stock Option Plan, correct defects and omissions in, reconcile inconsistencies in, and construe the Stock Option Plan.

         Amendment and Termination. Options may not be granted pursuant to the Stock Option Plan after January 16, 2002. The Board of Directors reserves the right at any time, and from time to time, to modify or amend the Stock Option Plan in any way, or to suspend or terminate it, effective as of such date, which date may be either before or after the taking of such action, as may be specified by the Board of Directors; provided, however, that such action shall not affect options granted under the Stock Option Plan prior to the actual date on which such action occurred. If a modification or amendment of the Stock Option Plan is required by the Code or the regulations thereunder to be approved by the shareholders of the Company in order to permit the granting of "Incentive Stock Options" (as that term is defined in Section 422 of the Code and regulations thereunder) pursuant to the modified or amended Stock Option Plan, such modification or amendment shall also be approved by the shareholders of the Company in such manner as is prescribed by the Code and the regulations thereunder. If the Board of Directors voluntarily submits a proposed modification, amendment, suspension or termination for shareholder approval, such submission shall not require any future modifications, amendments (whether or not relating to the same provision or subject matter), suspensions or terminations to be similarly submitted for shareholder approval.

         Number of Shares and Adjustment. The aggregate number of shares which may presently be issued upon the exercise of options granted under the Stock Option Plan is 7,130,000 shares of Common Stock. The aggregate number and kind of shares issuable under the Stock Option Plan is subject to appropriate adjustment to reflect changes in the capitalization of the Company, such as by stock dividend, stock split or other circumstances deemed by the Committee to be similar. Any shares of Common Stock subject to options that terminate unexercised will be available for future options granted under the Stock Option Plan.

         Exercise Price and Terms. The exercise price for Incentive Options granted under the Stock Option Plan shall be equal to at least the fair market value of the Common Stock as of the date of the grant of the option, except that the option exercise price of Incentive Options granted to an individual owning shares of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company must not be less than 110% of the fair market value as of the date of the grant of the option. The exercise price for Non-Qualified Options shall be determined by a Committee of the Board of Directors but, in no event shall the price be less than $1.00 per share. The market value of a share of Common Stock on April 19, 2001 was $22.41.

         The aggregate fair market value of the stock determined on the date of grant with respect to which Incentive Options are exercisable for the first time by an optionee during any calendar year cannot exceed $100,000.

         Unless terminated earlier by the option's terms, Options granted under the Stock Option Plan will expire ten years after the date they are granted, except that if Incentive Options are granted to an individual owning shares of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company on the date of the grant, Section 422 of the Code requires that such options expire five years after the date they are granted.

         Immediate Vesting Upon the Occurrence of Certain Events. The Stock Option Plan provides that all options vest immediately in the event of (a) the acquisition, directly or indirectly by any person or group (as such terms are defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 as in effect on the date hereof (the "1934 Act")), of beneficial ownership (as such term is defined under Rule 13d-3 of the 1934 Act) of securities representing 50.1% or more of the combined voting power in the election of directors of the then outstanding securities of the Company or any successor of the Company (after giving affect to the exercise of any derivative securities held by such person or group) (the "Voting Power") or (b) the election of a majority of the Board of Directors as a result of one or more proxy contests within any period of three (3) years. In such a case, the option holder would become immediately vested and therefore be able to exercise the option and benefit from any increase in the Company's stock price.

         Payment of Exercise Price. Payment of the option price on exercise of Incentive Options and Non-Qualified Options may be made in cash, shares of Common Stock of the Company or a combination of both. Under the terms of the Stock Option Plan, the Committee could interpret the provision of the Stock Option Plan which allows payment of the option price in shares of Common Stock to permit the "pyramiding" of shares in successive, simultaneous exercises. As a result, an optionee could initially exercise an option in part, acquiring a small number of shares of Common Stock and immediately thereafter effect further exercises of the option, using the shares of Common Stock acquired upon earlier exercises to pay for an increasingly greater number of shares received on each successive exercise. This procedure could permit an optionee to pay the option price by using a single share of Common Stock or a small number of shares of Common Stock to acquire a number of shares of Common Stock.

         Termination of Service; Death; Non-Transferability. All unexercised incentive options will terminate such number of days (not to exceed 90) as determined by the Compensation Committee after the date either (i) the optionee ceases to perform services for the Company or a Subsidiary, or (ii) the Company or a Subsidiary delivers or receives notice of an intention to terminate the employment relationship, regardless of whether or not a different effective date of termination is provided in such notice, but this termination date shall not apply in the cases of disability or death of the optionee (but in no event later than the expiration date). An incentive optionee who ceases to be an employee because of a disability must exercise the option within one year after he or she ceases to be an employee (but in no event later than the expiration date). The heirs or personal representative of a deceased optionee who could have exercised an option while alive may exercise such option within one-year following the optionee's death (but in no event later than the expiration date). The Committee can provide that the options may be transferred to descendants on trusts for the benefits of such descendants. Otherwise, no option granted under the Stock Option Plan is transferable except in the event of death by will or the laws of descent and distribution.

         Federal Income Tax Consequences of the Stock Option Plan. Set forth below is a description of the federal income tax consequences to the recipient of options and the Company under the Internal Revenue Code of 1986, as amended, of the grant and exercise of options awarded under the Stock Option Plan.

         Incentive Stock Options Under the Incentive Option Plan and the Stock Option Plan. Generally, under the Code, an optionee will not realize taxable income by reason of the grant or the exercise of an Incentive Option (see, however, discussion of Alternative Minimum Tax below). If an optionee exercises an Incentive Option and does not dispose of the shares until the later of (i) two years from the date the option was granted and (ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as capital gain, and the Corporation will not be entitled to any deduction. A holding period of more than eighteen months is required in order to tax such gain at the 20% rate added to the Code by the Taxpayer Relief Act of 1997. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (a "disqualifying disposition"), the optionee generally will realize ordinary income in the year of disposition and the Corporation will receive a corresponding deduction, in an amount equal to the excess of (1) the lessor of
(a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised over (2) the option price. Any additional gain realized on the disposition will be long-term, mid-term, or short-term capital gain and any loss will be long-term, mid-term or short-term capital loss. The optionee will be considered to have disposed of a share if he sells, exchanges, makes a gift of or transfers legal title to the share (except transfers, among others, by pledge, on death or to spouses). If the disposition is by sale or exchange, the optionee's tax basis will equal the amount paid for the share plus any ordinary income realized as a result of the disqualifying disposition.

         The exercise of an Incentive Option may subject the optionee to the alternative minimum tax. The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price is an adjustment for purposes of computing the so-called alternative minimum tax. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the Incentive Option, no adjustment is then required for purposes of the alternative minimum tax, but regular income tax, as described above, may result from such disqualifying disposition. Effective January 1, 1994, the Revenue Reconciliation Act of 1994 replaced the 24% alternative minimum tax rate on individuals with a two-tier alternative minimum tax rate having an initial rate of 26% and a second-tier rate of 28% on alternative minimum taxable income over $175,000.

         An optionee who surrenders shares as payment of the exercise price of his Incentive Option generally will not recognize gain or loss on his surrender of such shares. The surrender of shares previously acquired upon exercise of an Incentive Option in payment of the exercise price of another Incentive Option, is, however, a "disposition" of such stock. If the incentive stock option holding period requirements described above have not been satisfied with respect to such stock, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

         Under the Code, all of the shares received by an optionee upon exercise of an Incentive Option by surrendering shares will be subject to the incentive stock option holding period requirements. Of those shares, a number of shares (the "Exchange Shares") equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of any disqualifying disposition of the surrendered shares if they were incentive stock option shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Stock Option holding period for all shares will be the same as if the option had been exercised for cash.

         Non-Qualified Options granted by Resolutions of the Board and under the Stock Option Plan and the Nonstatutory Plan for Non-Employee Directors and Chief Executive Officer. Generally, there will be no federal income tax consequences to either the optionee or the Corporation on the grant of Non-Qualified Options. On the exercise of a Non-Qualified Option, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. The Corporation will be entitled to a federal income tax deduction (subject to the limitations contained in Section 162 of the Code) in an amount equal to such excess.

         Upon the sale of stock acquired by exercise of a Non-Qualified Option, optionees will realize long-term, mid-term, or short-term capital gain or loss depending upon their holding period for such stock. The Taxpayer Relief Act of 1997 revised the holding periods and tax rates for capital gains. In order to qualify for the new reduced 20% rate, a holding period of more than twelve months is required. Capital losses are deductible only to the extent of capital gains for the year plus $3,000 for individuals.

         An optionee who surrenders shares in payment of the exercise price of a Non-Qualified Option will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an Incentive Option and the delivery of such shares is a disqualifying disposition. The optionee will recognize ordinary income on the exercise of the Non-Qualified Option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

         Limitation on Corporation's Deduction. Section 162(m) of the Code will generally limit to $1.0 million the Corporation's federal income tax deduction for compensation paid in any year to its chief executive officer and its four highest paid executive officers, to the extent that such compensation is not

"performance based". Under Treasury regulations, and subject to certain transition rules, a stock option will, in general, qualify as "performance based" compensation if it (i) has an exercise price of not less than the fair market value of the underlying stock on the date of grant, (ii) is granted under a plan that limits the number of shares for which options may be granted to an employee during a specified period, which plan is approved by a majority of the shareholders entitled to vote thereon, and (iii) is granted by a compensation committee consisting solely of at least two independent directors. If a stock option to an executive referred to above is not "performance based", the amount that would otherwise be deductible by the Corporation in respect of such stock option will be disallowed to the extent that the executive's aggregate non-performance based compensation paid in the relevant year exceeds $1.0 million.

         New Plan Benefits Table. The amount, if any, of stock options to be awarded to key employees is determined on an annual basis by the Committee and is not presently determinable. Information regarding awards to the Named Officers in 2000 is provided elsewhere in this Proxy Statement. See "Executive Compensation". There would not have been any difference in the amount of these grants had they been made under the Stock Option Plan if the amendments were approved.

                      INTEREST OF CERTAIN PERSONS IN OR IN
                     OPPOSITION TO MATTERS TO BE ACTED UPON

         The Amendment was approved by the Board on February 16, 2001. On April 12, 2001 Royal Philips executed and delivered a written consent approving the Amendment. Effective July 6, 2000, Royal Philips acquired 23,400,086 shares of common stock of the Company pursuant to the terms of a Tender Offer Agreement, dated May 22, 2000. Royal Philips paid $51 per share under the terms of that agreement, and currently owns 25,825,086 (approximately 70%) of the outstanding shares of the Common Stock. Royal Philips also has the right under the terms of the May 22, 2000 Governance Agreement with the Company to appoint 6 of 11 members to the Company's board. The terms of the Governance Agreement are summarized starting on page 14.

                                  OTHER MATTERS

         The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

         Shareholder Proposals. If a shareholder wishes to have a proposal included in the Company's proxy statement for the 2002 Annual Meeting of Shareholders, the proposal must be received at the Company's principal executive offices by December 1, 2001. To be considered, a recommendation for a Board nominee must be accompanied by (i) such information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934, as amended, (ii) a description of any arrangements or understandings between the recommending shareholder(s) and each nominee and any other person or entity with respect to such nomination and (iii) the consent of each nominee to serve as a director if elected.

         Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it in the enclosed envelope.

         EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2000, WITHOUT CHARGE, BY SENDING A WRITTEN REQUEST TO MEDQUIST INC., FIVE GREENTREE CENTRE, SUITE 311, MARLTON, NEW JERSEY 08053, ATTENTION: SECRETARY.

                                      By Order of the Board of Directors,



                                      John M. Suender, Senior Vice President,
                                      General Counsel and Secretary

                                    EXHIBIT A

                             AUDIT COMMITTEE CHARTER


Composition

There shall be a committee of the board of directors (the "Board") to be known as the audit committee which, no later than June 14, 2001, shall have at least three (3) members, comprised solely of independent directors, as such term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers' ("NASD") listing standards, subject to the exception in Rule 4310(c)(26)(B)(ii) of the NASD listing standards.

Each member of the audit committee shall be able to read and understand fundamental financial statements, including the company's balance sheet, income statement and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the audit committee. In addition, at least one member of the audit committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The Board shall elect or appoint a chairman of the audit committee who will have authority to act on behalf of the audit committee between meetings.

Responsibilities

The responsibilities of the audit committee are as follows:

o Ensure its receipt from the outside auditor of a formal written statement, delineating all relationships between the outside auditor and the company consistent with the Independence Standards Board Standard 1.

o Actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor and be responsible for taking, or recommending that the board of directors take, appropriate action to oversee the independence of the outside auditor.

o In view of the outside auditor's ultimate accountability to the Board and the audit committee, as representatives of the shareholders, the audit committee, acting together with the Board, has the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the outside auditor (or nominate an outside auditor for shareholder approval in any proxy statement).

o Review with the outside auditor, the company's internal auditor (if any), and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

o Consider, in consultation with the outside auditor and management of the company, the audit scope and procedures.

o Review the financial statements contained in the annual report to shareholders with management and the outside auditor to determine that the outside auditor is satisfied with the disclosure and content of the financial statements to be presented to the shareholders.

o Meet with the internal auditor (if any), outside auditor or the management privately to discuss any matters that the audit committee, the internal auditor (if any), the outside auditor or the management believe should be discussed privately with the audit committee.

o    Review and reassess the adequacy of the committee's charter annually.

o Make such other recommendations to the Board on such matters, within the scope of its functions, as may come to its attention and which in its discretion warrant consideration by the Board.

Limitations

The audit committee is responsible for the duties set forth in this charter but is not responsible for either the preparation of the financial statements or the auditing of the financial statements. Management has the responsibility for preparing the financial statements and implementing internal controls and the independent accountants have the responsibility for auditing the financial statements and monitoring the effectiveness of the internal controls. The review of the financial statements by the audit committee is not of the same quality as the audit performed by the independent accountants. In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible in order to best react to a changing environment.

                               Form of Proxy Card

                                  MedQuist Inc.
                              Five Greentree Centre
                                    Suite 311
                            Marlton, New Jersey 08053


           This Proxy is Solicited on Behalf of the Board of Directors


         The undersigned hereby appoints John M. Suender and Brian J. Kearns or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of common stock of MedQuist Inc. held of record by the undersigned on April 19, 2001, at the annual meeting of shareholders to be held on May 30, 2001 or any adjournments thereof.


                         Please sign on the reverse side

A.  /  /   Please mark your
           Votes as in this example.

                                                                     FOR     AGAINST   ABSTAIN

                                     Nominee                         /  /      /  /     /  /
1. Election of                       -------
   Directors                         Hans M. Barella                2. AMENDMENT TO INCREASE THE NUMBER OF SHARES UNDER
                                     Belinda W. Chew                   STOCK OPTION PLAN BY 1,000,000.
                                     David A. Cohen
                                     William E. Curran              3. In their discretion, the Proxies are authorized to
                                     John A. Donohoe                   vote upon such other business as may properly come
For, except vote withheld from       Jan H.M. Hommen                   before the meeting.
the following Nominee(s):            Gerard J. Kleisterlee
                                     A. Fred Ruttenberg
                                     Richard H. Stowe
                                     John H. Underwood
                                     Erik J. Westerink

_______________________________



This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

Please mark, sign, date and return Proxy Card Promptly Using the Enclosed Envelope.


SIGNATURE(S) ______________________________________ DATE __________________

____________________________________________________DATE __________________
SIGNATURE IF HELD JOINTLY


NOTE: Please sign name exactly as it appears above. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.